Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc., Reports Second Quarter 2016 Financial Results Following Comprehensive Agreement with Airbus; Revenue of $1.8 Billion, Fully Diluted EPS of $0.35 (Adjusted EPS of $1.21*, up 11% y/y), and Free Cash Flow of $161 Million*
Second Quarter 2016 Highlights

•	Spirit reaches comprehensive long-term agreement with Airbus and extends A350 XWB block size to 800 shipsets

•	Revises earnings per share (EPS) guidance to $3.45 - $3.65, reflecting $0.86 per share impact for one-time items which includes an additional net forward-loss of $135.7 million on the A350 XWB program

•	Raises free cash flow guidance to $350 - $400 million*

•	Continues to execute on previously announced $600 million share repurchase program with $152 million purchased in 2Q 2016
Second Quarter 2016 Consolidated Results

•	Total Revenue of $1.8 billion, up 8% y/y

•	Fully diluted EPS of $0.35, Adjusted EPS of $1.21* excluding one-time items

•	Strong free cash flow of $161 million*

Wichita, Kan., Aug. 3, 2016 - Spirit AeroSystems Holdings, Inc., [NYSE: SPR] reported second quarter 2016 financial results driven by strong operating performance of mature programs. Spirit’s second quarter 2016 revenue was $1.8 billion, up eight percent compared to the same period of 2015, primarily driven by higher production deliveries on the A350 XWB and A320 programs, one-time claim settlements, and higher Global Customer Support and Services activity.
During the quarter, Spirit concluded long-standing negotiations with Airbus and reached a comprehensive agreement on the A350 XWB program. As a result of the agreement, Spirit extended the block to 800 shipsets and recorded an additional net forward-loss of $135.7 million in the second quarter.
“We are very pleased to reach this resolution with Airbus. The comprehensive agreement strengthens our partnership with Airbus and positions Spirit to extend our collaboration with them in the future,” said new Spirit President and Chief Executive Officer Tom Gentile.

* Non-GAAP financial measure, see Appendix for reconciliation.

Operating income for the second quarter of 2016 was $83 million, compared to $230 million in the second quarter of 2015, reflecting the impact of the charge associated with the Airbus settlement and other one-time items (former CEO retirement costs and debt refinancing charges). Reported earnings per share was $0.35, or $1.21* per share excluding the one-time items, compared to $1.11 per share (or $1.09* adjusted) in the same period of 2015. (Table 1)

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2016	2015	Change	2016	2015	Change
Revenues	$1,830	$1,699	8%	$3,512	$3,441	2%
Operating Income	$83	$230	(64%)	$350	$466	(25%)
Operating Income as a % of Revenues	4.6%	13.6%	(900) BPS	10.0%	13.5%	(350) BPS
Net Income	$45	$155	(71%)	$216	$337	(36%)
Net Income as a % of Revenues	2.4%	9.1%	(670) BPS	6.2%	9.8%	(360) BPS
Earnings Per Share (Fully Diluted)	$0.35	$1.11	(68%)	$1.65	$2.41	(32%)
Adjusted Earnings Per Share (Fully Diluted)*	$1.21	$1.09	11%	$2.51	$2.09	20%
Fully Diluted Weighted Avg Share Count	129.3	140.1		130.9	140.0

“We are revising our earnings per share guidance to $3.45 - $3.65, which includes $0.86 per share impact of the one-time items. Adjusted for the one-time items, this translates into EPS guidance of $4.30 - $4.50*. We are also increasing our free cash flow guidance to a new range of $350 - $400 million. We continue to support the guidance we provided last quarter for revenue to be between $6.6 and $6.7 billion,” Gentile added.
“With regard to capital deployment, we remain committed to our strategy of utilizing an opportunistic and disciplined approach. In the second quarter, we purchased 3.3 million shares for $152 million, which brings the total year to date to 6.9 million shares for $318 million. We plan to continue to execute on the current repurchase program of up to $600 million through December 2017,” Gentile concluded.
Spirit’s backlog at the end of the second quarter of 2016 was approximately $47 billion, with work packages on all platforms in the Boeing and Airbus backlog of approximately 12,500 aircraft.
Free cash flow from operations in the second quarter of 2016 was $161 million*, compared to adjusted free cash flow of $163 million* in the same quarter last year, adjusted for the impact of the 787 interim pricing agreement. (Table 2)

* Non-GAAP financial measure, see Appendix for reconciliation.

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter		Six Months
($ in millions)	2016	2015	2016	2015
Cash Flow from Operations	$215	$305	$309	$729
Purchases of Property, Plant & Equipment	($54)	($75)	($105)	($115)
Free Cash Flow*	$161	$230	$204	$614
Adjusted Free Cash Flow*	$161	$163	$161	$531

Liquidity			June 30, 2016	December 31, 2015
Cash			$801	$957
Total Debt			$1,198	$1,120

Cash balance at the end of the quarter was $801 million, reflecting the purchase of 3.3 million shares for $152 million during the quarter. The company’s $650 million revolving credit facility remained undrawn at the end of the quarter.
Financial Outlook and Risk to Future Financial Results
Spirit revenue guidance for the full-year 2016 remains unchanged and is expected to be between $6.6 - $6.7 billion. Fully diluted EPS guidance for 2016 is revised to be $3.45 - $3.65 per share, reflecting the $0.86 per share impact of one-time items. Free cash flow guidance is increased to $350 - $400 million*, with capital expenditures ranging between $250 million and $300 million. The effective tax rate for 2016 is now forecasted to be approximately 31 percent. (Table 3)
Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

2016 Guidance
Table 3. Financial Outlook Updated August 3, 2016	Prior	New

Revenues	$6.6 - $6.7 billion	$6.6 - $6.7 billion
Earnings Per Share (Fully Diluted)	$4.15 - $4.35	$3.45 - $3.65[1]
Effective Tax Rate	~31.5% - 32.5%	~31%
Free Cash Flow*	$325 - $375 million	$350 - $400 million

1 - Excluding one-time items, EPS guidance is increased to $4.30 - $4.50

* Non-GAAP financial measure, see Appendix for reconciliation.

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the second quarter of 2016 was up 3 percent to $915 million due to higher production deliveries on the A350 XWB program, higher revenue recognized on certain non-recurring Boeing programs and increased Global Customer Support and Service activity, offset by lower production deliveries on the 747 program and decreased non-recurring production activity on the Sikorsky CH-53K. Operating margin for the second quarter of 2016 was 2.1 percent as compared to 18.9 percent during the same period of 2015, primarily driven by the $135.7 million net forward-loss on the A350 XWB program. In the second quarter of 2015, the company recorded pretax $11 million favorable cumulative catch-up adjustments on mature programs and a favorable change in estimates on forward-loss programs of $4 million.

Propulsion Systems
Propulsion Systems segment revenue in the second quarter of 2016 increased 9 percent to $482 million driven by higher revenue recognized on certain non-recurring Boeing programs, increased propulsion activity on the 787 program and increased Global Support and Services activity. Operating margin for the second quarter of 2016 was 15.4 percent as compared to 20.0 percent in the second quarter of 2015. In the second quarter of 2016, the segment realized pretax ($8.8) million unfavorable cumulative catch-up adjustments on mature programs and a ($2.4) million unfavorable change in estimates on forward-loss programs. In comparison, the segment realized pretax $7 million favorable cumulative catch-up adjustments on mature programs and a ($1) million unfavorable change in estimates on forward-loss programs in the second quarter of 2015. These changes were the result of one-time supply chain investments which will yield benefits in future quarters.

Wing Systems
Wing Systems segment revenue in the second quarter of 2016 increased 15 percent to $424 million due to higher production deliveries on the A350 XWB and A320 programs and one-time claim settlements with customers, partially offset by lower net revenue recognized on certain non-recurring Boeing programs. Operating margin for the second quarter of 2016 was 15.3 percent as compared to 13.6 percent during the same period of 2015, due to favorable labor and material cost performance and a favorable impact of fixed overhead absorption as a result of higher production rates. In the second quarter of 2016, the segment recorded pretax $9.8 million favorable cumulative catch-up adjustments primarily due to customer settlements and a favorable change in estimates on forward-loss programs of $1.2 million. In comparison, the segment recorded pretax ($1) million unfavorable cumulative catch-up adjustments on mature programs in the second quarter of 2015.

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2016	2015	Change	2016	2015	Change
Segment Revenues
Fuselage Systems	$915.4	$887.6	3.1%	$1,789.2	$1,804.4	(0.8%)
Propulsion Systems	481.7	440.5	9.4%	920.3	886.5	3.8%
Wing Systems	424.2	367.5	15.4%	784.7	744.2	5.4%
All Other	8.6	3.1		17.3	5.8
Total Segment Revenues	$1,829.9	$1,698.7	7.7%	$3,511.5	$3,440.9	2.1%
Segment Earnings from Operations
Fuselage Systems	$19.3	$168.0	(88.5%)	$196.6	$332.5	(40.9%)
Propulsion Systems	74.3	88.2	(15.8%)	173.4	183.9	(5.7%)
Wing Systems	64.8	50.1	29.3%	123.6	95.3	29.7%
All Other	1.3	1.4		3.2	1.1
Total Segment Operating Earnings	$159.7	$307.7	(48.1%)	$496.8	$612.8	(18.9%)
Unallocated Expense
Corporate SG&A	($70.2)	($53.8)	30.5%	($120.2)	($105.4)	14.0%
Research & Development	(4.4)	(6.7)	(34.3%)	(10.5)	(13.7)	(23.4%)
Cost of Sales	(1.8)	(16.9)	(89.3%)	(16.3)	(28.1)	(42.0%)
Total Earnings from Operations	$83.3	$230.3	(63.8%)	$349.8	$465.6	(24.9%)
Segment Operating Earnings as % of Revenues
Fuselage Systems	2.1%	18.9%	(1,680) BPS	11.0%	18.4%	(740) BPS
Propulsion Systems	15.4%	20.0%	(460) BPS	18.8%	20.7%	(190) BPS
Wing Systems	15.3%	13.6%	170 BPS	15.8%	12.8%	300 BPS
All Other	15.1%	45.2%		18.5%	19.0%
Total Segment Operating Earnings as % of Revenues	8.7%	18.1%	(940) BPS	14.1%	17.8%	(370) BPS
Total Operating Earnings as % of Revenues	4.6%	13.6%	(900) BPS	10.0%	13.5%	(350) BPS

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) any reduction in our credit ratings; 20) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 21) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 22) spending by the U.S. and other governments on defense; 23) the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; 24) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 25) the effectiveness of any interest rate hedging programs; 26) the effectiveness of our internal control over financial reporting; 27) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 28) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2016	2015	2016	2015
B737	128	128	258	262
B747	2	4	5	8
B767	7	5	13	10
B777	25	25	51	51
B787	36	34	69	66
Total	198	196	396	397

A320 Family	145	120	292	255
A330/340	17	19	33	46
A350	20	9	34	15
A380	6	6	13	12
Total	188	154	372	328

Business/Regional Jet	22	16	37	33

Total Spirit	408	366	805	758

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	July 2, 2015	June 30, 2016	July 2, 2015
	($ in millions, except per share data)
Net revenues	$1,829.9	$1,698.7	$3,511.5	$3,440.9
Operating costs and expenses:
Cost of sales	1,672.0	1,407.9	3,031.0	2,856.2
Selling, general and administrative	70.2	53.8	120.2	105.4
Research and development	4.4	6.7	10.5	13.7
Total operating costs and expenses	1,746.6	1,468.4	3,161.7	2,975.3
Operating income	83.3	230.3	349.8	465.6
Interest expense and financing fee amortization	(23.9)	(12.1)	(35.3)	(30.0)
Other (expense) income, net	(6.2)	8.1	(8.4)	1.7
Income before income taxes and equity in net income of affiliate	53.2	226.3	306.1	437.3
Income tax provision	(8.6)	(71.7)	(90.5)	(101.1)
Income before equity in net income of affiliate	44.6	154.6	215.6	336.2
Equity in net income of affiliate	0.2	0.3	0.8	0.6
Net income	$44.8	$154.9	$216.4	$336.8

Earnings per share
Basic	$0.35	$1.11	$1.66	$2.42
Shares	128.6	139.2	130.1	139.0

Diluted	$0.35	$1.11	$1.65	$2.41
Shares	129.3	140.1	130.9	140.0

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2016	December 31, 2015
	($ in millions)
Current assets
Cash and cash equivalents	$800.5	$957.3
Restricted cash	86.4	—
Accounts receivable, net	756.3	537.0
Inventory, net	1,546.6	1,774.4
Other current assets	56.9	30.4
Total current assets	3,246.7	3,299.1
Property, plant and equipment, net	1,936.8	1,950.7
Pension assets	249.1	246.9
Other assets	250.1	267.8
Total assets	$5,682.7	$5,764.5
Current liabilities
Accounts payable	$653.9	$618.2
Accrued expenses	235.7	230.2
Profit sharing	45.3	61.6
Current portion of long-term debt	126.8	34.9
Advance payments, short-term	189.7	178.3
Deferred revenue, short-term	304.3	285.5
Deferred grant income liability - current	13.2	11.9
Other current liabilities	38.4	37.7
Total current liabilities	1,607.3	1,458.3
Long-term debt	1,071.6	1,085.3
Advance payments, long-term	425.6	507.4
Pension/OPEB obligation	70.7	67.7
Deferred revenue and other deferred credits	177.3	170.0
Deferred grant income liability - non-current	73.0	82.3
Other liabilities	258.2	273.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 129,051,833 and 135,617,589 shares issued and outstanding, respectively	1.3	1.4
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 121shares issued and outstanding each period, respectively	—	—
Additional paid-in capital	1,066.3	1,051.6
Accumulated other comprehensive loss	(194.9)	(160.5)
Retained earnings	1,872.6	1,656.2
Treasury stock, at cost (16,582,310 and 9,691,865 shares, respectively)	(746.8)	(429.2)
Total shareholders’ equity	1,998.5	2,119.5
Noncontrolling interest	0.5	0.5
Total equity	1,999.0	2,120.0
Total liabilities and equity	$5,682.7	$5,764.5

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 30, 2016	July 2, 2015
	($ in millions)
Operating activities
Net income	$216.4	$336.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	98.9	88.8
Amortization expense	0.1	0.6
Amortization of deferred financing fees	14.7	5.1
Accretion of customer supply agreement	2.4	1.1
Employee stock compensation expense	28.9	11.9
Excess tax benefits from share-based payment arrangements	—	(10.1)
Loss from hedge contracts	—	1.6
Loss from foreign currency transactions	11.2	2.7
Loss on disposition of assets	3.1	2.2
Deferred taxes	25.4	4.4
Pension and other post-retirement benefits, net	0.8	(13.1)
Grant liability amortization	(5.4)	(4.8)
Equity in net income of affiliate	(0.8)	(0.6)
Changes in assets and liabilities
Accounts receivable, net	(224.1)	40.1
Inventory, net	184.9	(1.3)
Accounts payable and accrued liabilities	39.5	(12.0)
Profit sharing/deferred compensation	(16.1)	(70.0)
Advance payments	(70.4)	(43.2)
Income taxes receivable/payable	(29.9)	181.5
Deferred revenue and other deferred credits	28.0	185.7
Other	1.2	21.6
Net cash provided by operating activities	$308.8	$729.0
Investing activities
Purchase of property, plant and equipment	(104.7)	(115.4)
Net cash used in investing activities	($104.7)	($115.4)
Financing activities
Proceeds from issuance of debt	—	535.0
Proceeds from issuance of bonds	299.8	—
Principal payments of debt	(9.8)	(17.4)
Payments on term loan	—	(534.9)
Payments on bonds	(213.6)	—
Taxes paid related to net share settlement awards	(14.3)	(20.2)
Excess tax benefit from share-based payment arrangements	—	10.1
Debt issuance and financing costs	(13.7)	(4.7)
Purchase of treasury stock	(317.6)	—
Change in restricted cash	(86.4)	—
Net cash used in financing activities	($355.6)	($32.1)
Effect of exchange rate changes on cash and cash equivalents	(5.3)	(0.7)
Net (decrease) increase in cash and cash equivalents for the period	($156.8)	$580.8
Cash and cash equivalents, beginning of the period	957.3	377.9
Cash and cash equivalents, end of the period	$800.5	$958.7

Appendix

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted EPS

	2nd Quarter				Six Months				Guidance
	2016		2015		2016		2015		2016
GAAP Diluted Earnings Per Share	$0.35		$1.11		$1.65		$2.41		$3.45 - $3.65
Impact of Airbus Agreement, CEO Retirement, and Debt Refinancing	0.86	a	—		0.86	a	—		0.86	a
Impact of Partial Release of Deferred Tax Asset Valuation Allowance	—		(0.02)	b	—		(0.32)	c	—
Adjusted Diluted Earnings Per Share	$1.21		$1.09		$2.51		$2.09		~ $4.30 - $4.50

Diluted Shares	129.3		140.1		130.9		140.0

a Represents the net earnings per share impact of the Airbus agreement ($0.68), CEO retirement ($0.11) and debt refinancing charge ($0.07)

b Represents the net earnings per share impact of deferred tax asset valuation allowance of $2.1 million in 2015

c Represents the net earnings per share impact of deferred tax asset valuation allowance of $42.0 million in 1Q 2015 and $2.1 million in 2Q 2015

Free Cash Flow
($ in millions)

	2nd Quarter		Six Months		Guidance
	2016	2015	2016	2015	2016
Cash Provided by Operating Activities	$215	$305	$309	$729	$600 - $700
Capital Expenditures	(54)	(75)	(105)	(115)	(250 - 300)
Free Cash Flow	$161	$230	$204	$614	$350 - $400
Cash Received under 787 Interim Pricing Agreement	—	(67)	(43)	(83)

Adjusted Free Cash Flow	$161	$163	$161	$531